Certificate of Amendment

                            of

                   Certificate of Trust

                            of

                      Bjurman Trust

     This Certificate of Amendment executed on this the 11th day of February, 1997 is hereby filed for the purpose of amending a Certificate of Trust executed on the 26th day of September, 1996 organizing a business trust pursuant to the Delaware Business Trust Act, 12 Del. C. ss 3801 et seq. (the "Act").

     The undersigned hereby certifies as follows:

     1.   Name.   The name of the business at the time of
organization was: Bjurman Trust (the "Trust").

     2.   Amended Names.   By this certificate, the name of the
Trust is hereby amended to read "The Bjurman Funds".

     3.   Registered Office and Registered Agent.   The registered
office of the Trust in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of the registered agent of the Trust for service of process at such location is The Corporation Trust Company.

     4.   Notice of Limitation of Liabilities of Series.   Notice
is hereby given that the Trust is or may hereafter be constituted a series trust. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to any particular series shall be enforceable against the assets of such series only, and not against the assets of the Trust generally.

     IN WITNESS WHEREOF, the undersigned, being all of the Trustees of the Trust, have duly executed this Certificate of Trust as of the day and year first above written.





/s/ O. Thomas Barry, III                /s/ G. Andrew Bjurman
O. Thomas Barry, III, Trustee           G. Andrew Bjurman, Trustee
                                        10100 Santa Monica
                                        Boulevard
                                        Los Angeles, California
                                        90067-4103